UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2016

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
The information set forth below in Item 5.07 with respect to the voting results in connection with 'Proposal 3- The proposal to approve an amendment to The Bancorp, Inc.'s ("Bancorp") Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 75 million shares' is incorporated into this Item by reference.
Item 5.07. Submission of Matters to a Vote of Security Holders
At Bancorp's Annual Meeting of Stockholders held on May 18, 2016, pursuant to the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 11, 2016 (the "Proxy Statement"), the voting results were as follows:
(a)	Proposal 1. Each of the following nominees was elected to the Board of Directors as follows:
Name of nominee	Votes for	Votes against	Abstentions
Daniel G. Cohen	25,238,297	6,480,975	5,092
Walter T. Beach	25,576,012	6,142,927	5,425
Michael J. Bradley	25,581,081	6,137,858	5,425
John C. Chrystal	28,565,408	1,497,990	1,660,966
Matthew Cohn	24,767,263	5,243,318	1,713,783
Hersh Kozlov	28,155,189	3,564,083	5,092
William H. Lamb	24,866,416	6,800,039	57,909
James J. McEntee III	25,749,541	5,916,914	57,909
Mei-Mei Tuan	28,159,766	1,903,632	1,660,966

All of the nominees for director were elected for one year terms. With respect to each nominee, the total number of broker non-votes was 3,159,377.
(b)	Proposal 2. The non-binding resolution to approve the 2015 compensation program for the named executive officers was approved by the stockholders by the following vote:
Votes for	Votes against	Abstentions
29,439,421	2,235,555	49,388

There were 3,159,377 broker non-votes on this proposal.

(c)	Proposal 3. The proposal to approve an amendment to Bancorp's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 75 million shares:
Votes for	Votes against	Abstentions
30,405,979	3,990,722	447,891

There were 39,149 broker non-votes on this proposal.
(d)	Proposal 4. The proposal to approve the selection of Grant Thornton LLP as Bancorp's independent public accountants for the fiscal year ending December 31, 2016 was approved as follows:
Votes for	Votes against	Abstentions
32,741,614	2,138,695	3,432

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2016	The Bancorp, Inc.

By: /s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Executive Vice President, Chief
Financial Officer and Secretary